Exhibit 99.1

1808 Swift Drive Oak Brook, Illinois 60523-1501 Phone: 630.586.8000 Fax: 630.586.8010 www.CenterPoint-Prop.com

AT THE COMPANY:

John S. Gates, Jr.	Paige H. Gilchrist
Co-Chairman and CEO	Vice President, External Affairs
(630) 586-8101

For Immediate Release

Thursday, August 5, 2004

CENTERPOINT CONTRACTS TO SELL $134 MILLION INDUSTRIAL PORTFOLIO

Oak Brook, Illinois, August 5, 2004 - CenterPoint Properties Trust (NYSE: CNT) (“CenterPoint”) announced today that it has signed a contract to sell a $134 million industrial portfolio to a private investor.  The portfolio includes 12 buildings totaling 3.3 million square feet, including one building owned by CenterPoint Venture LLC, the joint venture between CenterPoint and CalEast.  The buildings are located in various submarkets of the greater Chicago region.

All parties have entered into definitive purchase and sale agreements and expect to close in late August 2004.  However, the contract contains certain material contingencies that could cause all or part of the transaction not to close or to be delayed.

CenterPoint expects to redeploy the majority of the sale proceeds into new value-added investments.  These include the recently announced Prime Group Realty Trust (NYSE:PGE) industrial portfolio as well as other build-to-suit developments, redevelopments and value-added acquisitions.

“This bulk sale was motivated by the accelerated build-to-suit, redevelopment and investment activity in the 1.3-billion-square-foot Chicago industrial property market,” stated John Gates, Jr., Co-Chairman and CEO. “Last quarter, we announced 3.0 million square feet of development under construction and early this week we announced a 3.8-million-square-foot portfolio acquisition.  The heart of CenterPoint’s business model is the consistent redeployment of capital from dispositions into new investments where we can add more value.  As a result of this week’s announcements, we expect to increase the yield on a sizeable amount of CenterPoint’s capital, which should significantly boost earnings growth and drive shareholder returns.  However, we do not intend to revise earnings guidance until our annual investor conference in late September.”

CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.3-billion-square-foot Chicago regional market.  It currently owns and operates approximately 38 million square feet and the Company and its affiliates own or control an additional 3,185 acres of land upon which approximately 48 million square feet could be developed.  The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint had a total market capitalization of approximately $2.7 billion as of June 30, 2004.

Statements in this release which are not historical may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K and 10-Qs.